Exhibit 10.1

FIRST AMENDMENT TO THE
HEICO LEADERSHIP COMPENSATION PLAN
(AS RE-AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017)

THIS FIRST AMENDMENT (the “Amendment”) to the HEICO Leadership Compensation Plan, as re-amended and restated effective January 1, 2017 (the “Plan”) is made by HEICO Corporation, a Florida corporation (the “Company”) as follows.

W I T N E S S E T H:
WHEREAS, the Company maintains the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries under the terms and provisions of the Internal Revenue Code of 1986, as amended; and

WHEREAS, pursuant to Section 12.2 of the Plan, the Company has the power to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to permit certain Participants designated by the Committee to irrevocably elect that amounts in their Account Balances under the Plan that are attributable to Company Contribution Amounts, be allocated to the HEICO Corporation Stock Unit Fund in the Plan, subject to such minimum and/or maximum allocations as the Committee shall determine (which minimums and/or maximums may differ from one eligible Participant to another).

NOW, THEREFORE, unless as otherwise specified the Plan shall be amended effective as of effective March 19, 2021 as follows:
1.Paragraph (d) of Section 3.9 is amended to read as follows:
“(d)    HEICO Corporation Stock Unit Fund.
(i)The Participant’s Director Fees, if any, that would otherwise be payable in Stock and are deferred under this Plan will be automatically and irrevocably allocated to a Measurement Account called the “HEICO Corporation Stock Unit Measurement Fund”, which shall be a bookkeeping account deemed to be comprised solely of shares of Stock. Participants may not select any other Measurement Fund to be used to determine the amounts to be credited or debited to the portion of their Account Balance attributable to such Director Fees.
(ii)The Committee may permit certain Participants to irrevocably elect to have amounts in their Account Balances that are attributable to Company Contribution Amounts allocated to the HEICO Corporation Stock Unit Fund. The Participants eligible to make this election, and the minimum and/or maximum amounts each may elect to allocate to the HEICO Corporation Stock Unit Fund (which minimums and maximums may differ from one eligible Participant to another), shall be determined, from time to time, by the Committee in its sole discretion.
(iii)Except as set forth in clauses (i) and (ii) of this Section (d), no portion of the Participant’s Account Balance can be either initially allocated or re-allocated to the HEICO Corporation Stock Unit Fund. Amounts allocated to the HEICO Corporation Stock Unit Fund shall remain allocated to that Fund until distributed to the Participant or his or her Beneficiary and shall be distributable in actual shares of Stock.
(iv)Any cash dividends that would have been payable on the Stock credited to a Participant’s Account Balance shall be credited to the Participant’s Account Balance. The portion of the Participant’s Account Balance that is attributable to the cash dividends shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion.
(v)Any stock dividends or other non-cash dividends that would have been payable on the Stock credited to a Participant’s Account Balance shall be credited to the Participant’s Account Balance in the form of additional shares of Stock and shall automatically and irrevocably be deemed to be allocated to the HEICO Corporation Stock Unit Fund until such amounts are distributed to the Participant. The number of shares credited to the Participant for a particular stock dividend shall be equal to (a) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (b) the number of additional or fractional shares of Stock actually paid as a dividend in respect of each share of Stock. The number of shares credited to the Participant for a particular stock dividend or other non-cash dividend shall be equal to (a) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (b) the fair market value of the dividend, divided by (c) the “fair market value” of the Stock on the payment date for such dividend.
(vi)The number of shares of Stock credited to the Participant’s Account Balance shall be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account Balance allocated to the HEICO Corporation Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under this Section 3.9.
(vii)For purposes of this Section 3.9, the fair market value of the Stock shall be determined by the Committee in its sole discretion."

2.In all other respects, the Plan shall remain unchanged by the Amendment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on the 19th day of March, 2021.
HEICO Corporation, a Florida corporation

By:	/s/ CARLOS L. MACAU, JR.
Name:	Carlos L. Macau, Jr.
Title:	Executive Vice President - Chief Financial Officer and Treasurer
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